Exhibit 99.1

NEWS FROM:

INDUS REALTY TRUST, INC.

CONTACT:

Ashley Pizzo

Vice President, Capital Markets & IR

(212) 218-7914

apizzo@indusrt.com

Jon Clark

Executive Vice President, Chief Financial Officer

(860) 286-2419

jclark@indusrt.com

INDUS ANNOUNCES QUARTERLY CASH DIVIDEND

NEW YORK, NEW YORK (June 12, 2023) INDUS Realty Trust, Inc. (Nasdaq: INDT) (“INDUS” or the “Company”) a U.S.-based industrial/logistics REIT, announced that its Board of Directors has declared a quarterly cash dividend on its common stock of $0.18 per share for the second quarter of 2023. The dividend will be payable on June 28, 2023 (the “Payment Date”) to stockholders of record on June 22, 2023 (the “Record Date”).

Pending Merger Transaction

As previously announced, on February 22, 2023, INDUS entered into an Agreement and Plan of Merger by and among the Company, IR Parent, LLC and IR Merger Sub II, Inc. (the “Merger Agreement”), whereby affiliates of Centerbridge Partners, L.P., a private investment firm with deep experience in real estate, and GIC, a global institutional investor, will acquire all outstanding shares of INDUS’ common stock through a merger transaction (the “Merger”), subject to the terms and conditions set forth in the Merger Agreement. The Merger was approved at a special meeting of INDUS stockholders held on May 17, 2023. Subject to the terms and conditions set forth in the Merger Agreement, concurrently with the closing of the Merger, each share of INDUS’ common stock will be cancelled and converted into the right to receive an amount in cash equal to $67.00, without interest, subject to certain adjustments as set forth in the Merger Agreement (the “Merger Consideration”). Pursuant to the terms of the Merger Agreement, assuming the Merger closes after the Record Date, the second quarter dividend will be paid on the Payment Date to the Company’s stockholders of record as of the Record Date and the Merger Consideration will not be adjusted for the second quarter dividend payment. However, if the Merger closes on or before the Record Date, then instead the Merger Consideration payable to the Company’s public stockholders would be increased by $0.18 per share and the second quarter dividend would not separately be paid to the Company’s public stockholders. If the Merger does not close until after the end of the second quarter, the Merger Consideration may be adjusted for a subsequent period dividend on a prorated basis in accordance with the terms of the Merger Agreement.

The Merger is expected to close in the early summer of 2023, subject to the satisfaction of the remaining conditions to the Merger, including the clearance of the Merger by the Committee on Foreign Investment in the United States. INDUS cannot predict when or if all of the conditions to the Merger will be satisfied or, to the extent permissible, waived, and when the closing of the Merger will occur.

About INDUS

INDUS is a real estate business principally engaged in developing, acquiring, managing, and leasing industrial/logistics properties. INDUS owns 44 industrial/logistics buildings aggregating approximately 6.6 million square feet in Connecticut, Pennsylvania, North Carolina, South Carolina, and Florida.

Cautionary Statement Regarding Forward Looking Statements

Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect the Company’s current views about future events, including the timing and payment of dividends, the timing of the closing of the Merger, and any adjustments to the Merger Consideration, and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances, many of which are beyond the control of the Company, that may cause actual results and future events to differ significantly from those expressed in any forward-looking statement, which risks and uncertainties include, but are not limited to: the ability to complete the proposed Merger on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to satisfaction of certain closing conditions to consummate the Merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement relating to the proposed Merger; risks that the proposed Merger disrupts the Company’s current plans and operations or diverts the attention of the Company’s management or employees from ongoing business operations; the risk of potential difficulties with the Company’s ability to retain and hire key personnel and maintain relationships with customers and other third parties as a result of the proposed Merger; the failure to realize the expected benefits of the proposed Merger; the risk that the proposed Merger may involve unexpected costs and/or unknown or inestimable liabilities; the risk that the Company’s business may suffer as a result of uncertainty surrounding the proposed Merger; the risk that stockholder litigation in connection with the proposed Merger may affect the timing or occurrence of the proposed Merger or result in significant costs of defense, indemnification and liability; effects relating to the announcement of the Merger or any further announcements or the consummation of the proposed Merger on the market price of the Company’s common stock.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance or events. Any forward-looking statement speaks only as of the date on which it was made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 6, 2023, as updated by the Company’s subsequent periodic reports filed with the SEC.